Exhibit 10.8
Summary of Non-Employee Director Compensation, as amended effective June 14, 2007
Effective June 14, 2007, the Human Resources and Compensation Committee of the Board of Directors of the Company approved an amendment to the Company’s Directors Compensation Plan to provide for the payment of a travel fee to the non-executive directors in the amount of $2,000 if they must travel by air from another continent to attend a board meeting and in the amount of $1,000 if they must travel by air in North America for more than four hours one-way to attend a board meeting.